Exhibit 10.9

SPLIT-DOLLAR AGREEMENT

This SPLIT-DOLLAR AGREEMENT (this “Agreement”) made and entered into effective as of the 1st day of November 2008, by and among Heartland Financial USA, Inc. and its subsidiary, _______________________, (collectively the “Employer”) and ________________________, (the “Insured”).

R E C I T A L S:

A. Insured is currently an employee and officer of the Employer and Employer desires to retain the  services of the Insured for a considerable period.

B. Employer is a grantor with respect to the Heartland Financial USA, Inc. Bank Owned Life Insurance Trust (the “Trust”).

C. Employer desires to provide Insured with certain death benefits under a life insurance policy that the Employer has caused the Trust to purchase on the life of Insured.

                      NOW, THEREFORE, the parties hereto, for and in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, do hereby agree as follows:

1. This Agreement pertains to the life insurance policies (the “Policy”) listed on Exhibit C, attached and made a part hereof.

2. Ownership of Policy.  The Trust shall own all of the right, title and interest in the Policy and shall control all rights of ownership with respect thereto.  The Trustee of the Trust, in its sole discretion, may exercise its right to borrow against or withdraw the cash value of the Policy.  In the event coverage under the Policy is increased, such increased coverage shall be subject to all of the rights, duties and obligations set forth in this Agreement.

3. Designation of Beneficiary.  Insured may designate one or more beneficiaries (on the Beneficiary Designation Form attached hereto as Exhibit A) to receive a portion of the death proceeds of the Policy payable pursuant hereto upon the death of the Insured subject to any right, title or interest the Trust may have in such proceeds as provided herein.  In the event Insured fails to designate a beneficiary, any benefits payable pursuant hereto shall be paid to the estate of Insured.

4. Maintenance of Policy.  The Employer intends to maintain a policy for purposes of this agreement.  The Employer shall cause the Trust to make any required premium payments and to take all other actions within the Employer’s reasonable control in order to keep the Policy in full force and effect; provided, however, that the Employer may cause the Trust to replace the Policy with a comparable policy or policies so long as Insured’s beneficiaries will be entitled to receive an amount of death proceeds under Section 6 at least equal to those that the beneficiaries would be entitled to if the original Policy were to remain in effect.  If any such replacement is made, all references herein to the “Policy” shall thereafter be references to such replacement policy or policies.  If the Policy contains any premium waiver provision, any such waived premiums shall be considered for the purposes of this Agreement as having been paid by the Trust.  The Employer shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under this Agreement, including, but not limited to, payment of Policy premiums.

5. Reporting Requirements.  The Employer will report on an annual basis to Insured the economic benefit attributable to this Agreement on IRS Form W-2 or its equivalent so that Insured can properly include said amount in his or her taxable income.  Insured agrees to accurately report and pay all applicable taxes on such amounts of income reportable hereunder to Insured.  Insured acknowledges and understands that no “group term life” or similar income tax exclusion applies to benefits provided hereunder.

6. Policy Proceeds.  Subject to Section 8, upon the death of Insured, the death proceeds of the Policy shall be divided in the following manner:

(a) The Insured’s beneficiary(ies) designated in accordance with Section 3 shall be entitled to an amount equal to the Death Benefit (as defined in Exhibit B hereto).

(b) The Employer shall be entitled to any death proceeds payable under the Policy remaining after payment to the Insured’s beneficiary(ies) under Section 6(a) above.

(c) The Employer and Insured shall share in any interest due on the death proceeds of the Policy on a pro rata basis based upon the amount of proceeds due each party divided by the total amount of proceeds, excluding any such interest.

7. Cash Surrender Value of the Policy.  The “Cash Surrender Value of the Policy” shall be equal to the cash value of the Policy at the time of the Insured's death or upon surrender of the Policy, as applicable, less (i) any policy or premium loans or withdrawals or any other indebtedness secured by the Policy, and any unpaid interest thereon, previously incurred or made by the Employer, and (ii) any applicable surrender charges, as determined by the Insurer or agent servicing the Policy.

8. Termination of Agreement.

(a) This Agreement shall terminate upon the first to occur of the following:

(i)	the distribution of the death benefit proceeds in accordance with Section 6 above; or

(ii)	subject to paragraph (c) below, the termination of the Insured’s employment for any reason (other than on account of the Insured’s death).

(b) Insured acknowledges and agrees that the termination of this Agreement pursuant to subsection (a)(ii) above prior to the death of Insured shall terminate any right of Insured to receive any death proceeds of the Policy under this Agreement, and such termination shall be without any liability of any nature to Employer.

(c) Notwithstanding the foregoing, this Agreement shall not terminate in the event of the Insured’s termination of employment on account of Disability or the Insured’s involuntary termination of employment following a Change of Control other than an involuntary termination for Cause.  In the event of a termination of employment on account of Disability or on account of the Insured’s involuntary termination of employment following a Change of Control other than an involuntary termination for Cause, the Agreement shall remain in effect until the earlier of (i) the date the Insured attains normal retirement age as defined by the Social Security Administration, (ii) the date of the Insured’s death or (iii) the date of the Insured’s voluntary termination of employment or involuntary termination of employment for Cause.  In the event the Agreement shall remain in effect pursuant to this paragraph (c), the Insured’s Total Compensation for purposes of the Death Benefit (as defined on Exhibit B hereto) shall be frozen as of the date of the Insured’s Disability or the date of the Insured’s involuntary termination of employment other than for Cause following a Change of Control.

(d) For purposes of paragraph (c) above, the following definitions shall apply:

(i)	“Cause” shall mean:

(A)	Gross negligence or gross neglect of duties; or

(B)	Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(C)
Fraud, disloyalty, dishonesty or willful violation of any law or significant Employer policy committed in connection with the Insured’s employment and resulting in an adverse effect on the Employer; or

(D)	Issuance by the Employer’s banking regulators of an order for removal of the Insured.

(ii)	“Change of Control” shall have the meaning ascribed to such term in paragraph (q) of Section 15 hereof.

(iii)
“Disability” shall mean a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

9. Assignment.  Insured shall not make any assignment of Insured’s rights, title or interest in or to the death proceeds of the Policy whatsoever without the prior written consent of the Employer and the Trust (which may be withheld for any reason or no reason in its sole and absolute discretion) and acknowledgment by the Insurer.

10. Administration.

                                (a)           This Agreement shall be administered by the Board of Directors of the Employer (the “Board”).

                                (b)           As the administrator, the Board shall have the powers, duties and discretion to:

(i)	Construe and interpret the provisions of this Agreement;

(ii)	Adopt, amend or revoke rules and regulations for the administration of this Agreement, provided they are not inconsistent with the provisions of this Agreement;

(iii)
Provide appropriate parties with such returns, reports, descriptions and statements as may be required by law, within the times prescribed by law and to make them available to the Insured (or the Insured’s beneficiary) when required by law;

(iv)	Take such other action as may be reasonably required to administer this Agreement in accordance with its terms or as may be required by law;

(v)	Withhold applicable taxes and file with the Internal Revenue Service appropriate information returns with respect to any payments and/or benefits provided hereunder;

(vi)	Appoint and retain such persons as may be necessary to carry out its duties as administrator.

                                (c)           The Employer shall serve as the Named Fiduciary with respect to this Agreement.  The Named Fiduciary shall be responsible for the management, control and administration of the Policy’s death proceeds.  The Named Fiduciary may, in its reasonable discretion, delegate certain aspects of its management and administrative responsibilities.  If the Named Fiduciary has a claim which it believes may be covered under the Policy, it will contact the Insurer in order to complete a claim form and determine what other steps need to be taken.  The Insurer will evaluate and make a decision as to payment.  If the claim is eligible for payment under the Policy, a check will be issued to the Named Fiduciary.  If the Insurer determines that a claim is not eligible for payment under the Policy, the Named Fiduciary may, in its sole discretion, contest such claim denial by contacting the Insurer in writing.

11. Claims Procedures.

(a) For purposes of these claims procedures, the Board shall serve as the “Claims Administrator.”

(b) If the Executive or any beneficiary of the executive should have a claim for benefits hereunder, he or she shall file such claim by notifying the Claims Administrator in writing.  The Claims Administrator shall make all determinations as to the right of any person or persons to a benefit hereunder.  Benefit claims shall be made by the Executive, his beneficiary or beneficiaries or a duly authorized representative thereof (the “claimant”).

                                           If the claim is wholly or partially denied, the Claims Administrator shall provide written or electronic notice thereof to the claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim.  An extension of time for processing the claim for benefits is allowable if special circumstances require an extension, but such an extension shall not extend beyond one hundred eighty (180) days from the date the claim for benefits is received by the Claims Administrator.  Written notice of any extension of time shall be delivered or mailed within ninety (90) days after receipt of the claim and shall include an explanation of the special circumstances requiring the extension and the date by which the Claims Administrator expects to render the final decision.

                                           The notice of adverse benefit determination shall (i) specify the reason for the denial; (ii) reference the provisions of this Agreement on which the denial is based; (iii) describe the additional material or information, if any, necessary for the claimant to receive benefits and explain why such information is necessary; (iv) indicate the steps to be taken by the claimant if a review of the denial is desired, including the time limits applicable thereto; and (v) contain a statement of the claimant’s right to bring a civil action under ERISA in the event of an adverse determination on review.

                                           If notice of the adverse benefit determination is not furnished in accordance with the preceding provisions of this Section, the claim shall be deemed denied and the claimant shall be permitted to exercise his right to review as set forth below.

                                (c)           If a claim is denied and a review is desired, the claimant shall notify the Claims Administrator in writing within sixty (60) days after receipt of written notice of a denial of a claim.  In requesting a review, the claimant may submit any written comments, documents, records, and other information relating to the claim, the claimant feels are appropriate.  The claimant shall, upon request and free of charge, be provided reasonable access to, and copies of, all documents, records and other information “relevant” to the claimant’s claim for benefits.  The Claims Administrator shall review the claim taking into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefit determination.

                                           The Claims Administrator shall provide the claimant with written or electronic notification of the benefit determination upon review.  In the event of an adverse benefit determination on review, the notice thereof shall (i) specify the reason or reasons for the adverse determination; (ii) reference the specific provisions of this Agreement on which the benefit determination is based; (iii) contain a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all do records and other information “relevant” to the claimant’s claim for benefits; and (iv) inform the claimant of the right to bring a civil action under the provisions of ERISA.

                                           For purposes hereof, documents, records and information shall be considered “relevant” to the claimant’s claim if it (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, whether or not actually relied upon in making the determination; or (iii) demonstrates compliance with the administrative processes and safeguards of this claims procedure.

                                (d)           After exhaustion of the claims procedure as provided herein, nothing shall prevent the claimant from pursuing any other legal or equitable remedy otherwise available, including the right to bring a civil action under Section 502(a) of ERISA, if applicable. Notwithstanding the foregoing, no legal action may be commenced or maintained against the Employer, the Board, any member of the Board or the Claims Administrator more than ninety (90) days after the claimant has exhausted the administrative remedies set forth in this Section 11.

12. Confidentiality.  Insured agrees that the terms and conditions of this Agreement, except as such may be disclosed in financial statements and tax returns, or in connection with estate planning, are and shall forever remain confidential, and Insured agrees that he shall not reveal the terms and conditions contained in this Agreement at any time to any person or entity, other than his financial and professional advisors unless required to do so by a court of competent jurisdiction.

13. Other Agreements.  The benefits provided for herein for Insured are supplemental life insurance benefits and shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of Insured in any manner whatsoever.  No provision contained in this Agreement shall in any way affect, restrict or limit any existing employment agreement between the Employer and Insured, nor shall any provision or condition contained in this Agreement create specific rights of Insured or limit the right of the Employer to discharge Insured with or without cause.  Except as otherwise provided therein, nothing contained in this Agreement shall affect the right of Insured to participate in or be covered by or under any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit plan constituting any part of the Employer’s compensation structure whether now or hereinafter existing.

14. Withholding.  Notwithstanding any of the provisions hereof, the Employer may withhold from any payment to be made hereunder such amount as it may be required to withhold under any applicable federal, state or other law, and transmit such withheld amounts to the applicable taxing authority.

15. Miscellaneous Provisions.

(a) Counterparts.  This Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.

(b) Survival.  The provisions of Sections 12 and 15 of this Agreement shall survive the termination of this Agreement indefinitely, regardless of the cause of, or reason for, such termination.

(c) Construction. As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable among themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular.  The term "person" shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, governmental entities and associations.  The terms "including," "included," "such as" and terms of similar import shall not imply the exclusion of other items not specifically enumerated.

(d) Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

(e) Governing Law.  This Agreement shall be governed in all respects and construed in accordance with the laws of the State of Iowa, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States of America.

(f) Binding Effect.  This Agreement is binding upon the parties, their respective successors, permitted assigns, heirs and legal representatives. Without limiting the foregoing, the terms of this Agreement shall be binding upon Insured’s estate, administrators, personal representatives and heirs.  This Agreement may be assigned by Employer to any party to which Employer assigns or transfers the Policy.  This Agreement has been approved by the Employer’s Board of Directors and the Employer agrees to maintain an executed counterpart of this Agreement in a safe place as an official record of the Employer.

(g) No Trust.  Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Employer and the Insured, Insured’s designated beneficiary or any other person.

(h) Assignment of Rights.  None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against the Insured or any beneficiary; nor shall the Insured or any beneficiary have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to set-off for debts owed by Insured to Employer.

(i) Entire Agreement.  This Agreement (together with its exhibits, which are incorporated herein by reference) constitutes the entire agreement of the parties with respect to the subject matter hereof and supercedes all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, relating to the subject matter hereof.

(j) Notice.  Any notice to be delivered to the Employer under this Agreement shall be sufficient if in writing and delivered by hand, or by first class, certified or registered mail at the address below:

                                                      Director of Human Resources
                                                      Heartland Financial USA, Inc.
1398 Central Avenue
           Dubuque, IA 52001

                                           Any notice to be delivered to the Insured under this Agreement shall be sufficient if in writing and delivered by hand, or by first class, certified or registered mail at the last known address of the Insured.

(k) Non-waiver.  No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

(l) Headings.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

(m) Amendment.  No amendments or additions to this Agreement shall be binding unless in writing and signed by all  parties.  No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted.  Notwithstanding the foregoing, the Employer may amend, modify or terminate this Agreement (and may do so retroactively) without the consent and or approval of the Insured or any beneficiary of the Insured if such amendment, modification or termination is necessary to ensure compliance with Code Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or in order to avoid the application of any penalties that may be imposed upon the Insured and any beneficiary of the Insured pursuant to the provisions of Code Section 409A.

(n) Seal. The parties hereto intend this Agreement to have the effect of an agreement executed under the seal of each.

(o) Purpose.  The primary purpose of this Agreement is to provide certain death benefits to the Insured as a member of a select group of management or highly compensated employees of the Employer.

(p) Compliance with the AJCA.  Code Section 409A, as added by the American Jobs Creation Act of 2004 (AJCA), substantially revised the requirements applicable to certain deferred compensation arrangements.  If Code Section 409A is found to be applicable, this Agreement is intended to comply, and to be operated and administered in all respects in compliance, with the requirements of Code Section 409A and all Internal Revenue Service rulings, treasury regulations or other pronouncements or guidance implementing or interpreting its provisions.

(q) Change of Control.  In the event of a Change of Control, the Employer or any successor to this Agreement shall continue this Agreement until terminated as provided in Section 8 hereof.  If the Insured incurs legal fees or other expenses on or after the date of a Change of Control in an effort to enforce or obtain the benefits of this Agreement, the Employer or any successor, shall, regardless of the outcome of such effort, reimburse the Insured for such legal fees and other expenses in an amount not to exceed $500,000.

For purposes of this paragraph (q) “Change of Control” shall mean:

(i)
The consummation of the acquisition by a person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty-one percent (51%) or more of the combined voting power of the then outstanding voting securities of the Employer or the parent of the Employer (the “Parent”); or

(ii)
The individuals who, as of the date hereof, are members of the Board of Directors of the Parent (the “Board”) cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the stockholders, of any new director, was approved by a majority vote of the Board and such new director shall, for purposes of this Plan, be considered as a member of the Board; or

(iii)
Approval by the stockholders of the Employer or the Parent of: (1) a merger or consolidation if the stockholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty-one percent (51%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of such Employer or the Parent outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or a plan for the sale or other disposition of all or substantially all of the assets of such Employer or the Parent.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because fifty-one percent (51%) or more of the combined voting power of the then outstanding securities of the Employer or the Parent are acquired by a trustee or other fiduciary holding securities under one or more benefit plans maintained for employees of the entity; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.

(Signature Page Follows)

                      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

EMPLOYER:
By
Its

                                                                      INSURED:
_______________________________________

EXHIBIT A

BENEFICIARY DESIGNATION FORM

SPLIT-DOLLAR AGREEMENT

Pursuant to Section 3 of the Split-Dollar Agreement (the “Agreement”), I, __________________, hereby designate the beneficiary(ies) listed below to receive any benefits under the Agreement that may be due upon my death. This designation shall replace and revoke any prior designation of beneficiary(ies) made by me under the Agreement.

Full Name(s), Address(es) and Social Security Number(s) of Primary Beneficiary(ies)*:

*If more than one beneficiary is named above, the beneficiaries will share equally in any benefits, unless you have otherwise provided above.  Further, if you have named more than one beneficiary and one or more of the beneficiaries is deceased at the time of your death, any remaining beneficiary(ies) will share equally, unless you have provided otherwise above. If no primary beneficiary survives you, then the contingent beneficiary designated below will receive any benefits due upon your death.  In the event you have no designated beneficiary upon your death, any benefits due will be paid to your estate.  In the event that you are naming a beneficiary that is not a person, please provide pertinent information regarding the designation.

Full Name, Address and Social Security Number of Contingent Beneficiary:

_____________________________                                                                                                ________________________________
Date                                                                                     INSURED

ACCEPTED:

___________________________________
EMPLOYER

By ________________________________
Its  ________________________________
Date _______________________________

EXHIBIT B

DEATH BENEFIT

________________________
(Insured)

Death Benefit – If Insured’s death occurs while Insured is in the full-time employment of the Employer or during the continuation of the Agreement pursuant to Section 8(c) of the Agreement, then the “Death Benefit” shall equal the lesser of (a) one million dollars ($1,000,000.00) or (b) two (2) times the Insured’s Total Compensation or (c) one hundred percent (100%) of the difference between the total death proceeds payable under the Policy and the "Cash Surrender Value of the Policy" (as defined in Section 7 of the Agreement); such difference in the total death proceeds and the Cash Surrender Value of the Policy is defined as the “Net at Risk Amount.”  Notwithstanding any other provision in this paragraph or this agreement or elsewhere, in no event shall the amount payable to the Insured exceed the Net at Risk Amount in the Policy(s) as of the date of the Insured’s death.  Total Compensation shall mean the Insured’s total base annual salary, bonus and commissions for the calendar year immediately preceding the Insured’s date of death or for the calendar year immediately preceding the Insured’s termination of employment, as applicable.

EXHIBIT C

ENDORSED POLICIES

___________________________
(Insured)

This Agreement pertains to the life insurance policies (the “Policy”) listed on this Exhibit C, attached and made a part of this Split-Dollar Agreement dated  ___________________  __, 200___:

Insurer:  ____________________________

Policy number:  _________________